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                           TRI-CONTINENTAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


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


                                                           Management Discussion

Tri-Continental Corporation

This Management Discussion is intended only for the information of Stockholders who have received the current prospectus for Tri-Continental Corporation. You should consider the investment objective, risks, charges, and expenses of Tri-Continental before purchasing shares. The prospectus, which contains information about these factors and other information, should be read carefully before purchasing shares. The prospectus may be obtained by calling Stockholder Services at 800-TRI-1092.

The views and opinions expressed are those of the Portfolio Managers, are provided for general information only, and do not constitute specific tax, legal, or investment advice to, or recommendations for, any person. There can be no guarantee as to the accuracy of market forecasts. Opinions, estimates, and forecasts may be changed without notice. Tri-Continental is actively managed, and its holdings are subject to change. For a complete listing of portfolio holdings, please consult Tri-Continental's mid-year report.

Interview With Your Portfolio Managers, Jack Cunningham and Michael McGarry

What were Tri-Continental's investment results for the six months ended June 30, 2006?

For the six months ended June 30, 2006, Tri-Continental posted a total return of 1.48% based on net asset value (NAV) and 5.48% based on market price. During the same period, Tri-Continental's benchmark, the Standard & Poor's 500 Composite Stock Price Index (S&P 500) returned 2.71%, and the Corporation's peers, as measured by the Lipper Closed-End Growth and Income Funds Average, returned 4.10%.

What market conditions and events materially affected Tri-Continental's performance during the period?

The US equity market began the year on a strong note, with Tri-Continental and the S&P 500 both delivering solid investment results through early May. Across the broad equity market, smaller-cap and emerging markets stocks posted the largest gains for the period. Equity market gains were supported by strong corporate profit growth, increased mergers and acquisitions (M&A) activity and accelerating GDP growth. By mid-May, however, investors became more concerned about mounting inflation, slowing consumer spending and the possibility of continued Federal Reserve interest rate increases. These factors resulted in a change in investors' risk tolerance in the last six weeks of the period. As a result, the broad market indices sold off, with the S&P 500 giving up much of the early spring gains.

What investment strategies and techniques materially affected Tri-Continental's performance during the period?

The primary shift in strategy during the period was to increase Tri-Continental's Energy allocation, a sector that delivered strong gains for the portfolio during the period. As energy stocks pulled back, we moved closer to the benchmark's weighting. As of June 30, Tri-Continental was slightly underweight in the Energy sector, relative to the benchmark. Given the uncertainty surrounding oil prices, we are comfortable with this increased weighting.

We've also been trying to take advantage of the recent market weakness to add to some higher quality stocks that we believe have corrected fairly sharply. We have taken some profits in stocks that have held up quite well, particularly in Consumer Staples, and redeployed the proceeds into selected stocks that we believe have more attractive risk/reward profiles going forward.

Not part of the mid-year report

                                        I

                                                           Management Discussion

Tri-Continental Corporation

Tri-Continental has benefited from M&A activity, as evidenced by the Portfolio's largest contributing issues for the period: BellSouth, Andrx, Mercury Interactive, and Albertson's. During the period, BellSouth agreed to merge with AT&T, Andrx was acquired by Watson Pharmaceuticals, and Albertson's was acquired by SuperValu. Following the close of the period, Hewlett-Packard announced the acquisition of software company Mercury Interactive at a generous premium to Mercury Interactive's stock price.

The Portfolio's largest sector weighting in the period, Information Technology, delivered negative performance for both the Portfolio and the benchmark. Although the Technology weighting detracted from Tri-Continental's absolute performance, favorable stock selection within the sector contributed to the Portfolio's performance on a relative basis. Financials represented Tri-Continental's second largest sector weighting. The sector posted modest returns for the benchmark, though stock selection led to the Portfolio's relative underperformance in the sector for the period.

The best performing sector for Tri-Continental for the period, Telecomm Services, was also the best performing sector for the benchmark. Tri-Continental was positioned with a slight relative overweight, and stock selection resulted in strong performance for the period. BellSouth was the largest single contributing issue to the Portfolio's performance for the period as a result of its agreement to merge with AT&T. Tri-Continental also recorded solid gains in Consumer Staples due to favorable stock selection. The Consumer Staples sector is often regarded as a defensive group, and the group held up well as the market pulled back during the period.

In addition to Information Technology and Financials, sectors that detracted from Tri-Continental's performance included Health Care and Materials. The Portfolio's largest single stock detractor for the period was Smurfit-Stone, a containerboard company in the Materials sector. We believe the company's fundamentals remain favorable, but concerns about slower economic growth have weighed on the stock, which caused the Materials sector to underperform for the Portfolio for the period. Another underperforming stock was health care company Boston Scientific. Concerns relating to Boston Scientific's recent acquisition of Guidant pressured the stock lower. Other stocks that detracted from performance included Dollar General, a retailer whose lower-end consumers are more affected by higher energy prices, and Cogent, a biometric tech company whose revenues tend to be lumpy as a result of the timing of large contract wins.

What is your outlook?

Prior to the recent pullback, we believe equity gains were largely momentum driven, with little attention given to the appropriate risk premiums in these areas. We do not expect the speculation we saw in higher-risk sectors to recur in the second half of the year. Instead, we believe investors will focus on quality companies with strong cash flows and good balance sheets, and on companies that have the potential to withstand economic shocks that may occur.

We remain constructive on the US equity market and believe that we could see a modest rally later in the year. Economic growth and corporate profit growth, although slowing, remain healthy; M&A activity is robust; interest rates are still relatively low; core inflation is in check; and valuations are attractive.

Of course, risks still remain for investors: energy costs remain high, which could affect consumer spending; geopolitical concerns have increased, which has contributed to a higher risk premium for oil; and the Federal Reserve may continue raising interest rates in order to contain inflation, which could raise the risk of a recession. We don't anticipate that these risks will come to fruition, but we are watching them closely.

Not part of the mid-year report

                                       II

                                                           Management Discussion

Tri-Continental Corporation

A Word About Dividends and Capital Gains

Dividends represent income earned by Tri-Continental's portfolio. Looking ahead, we hope to see gradual dividend growth in Tri-Continental's portfolio based on a number of factors. First, a change in tax law has made dividends more attractive to taxable investors. Companies are aware of this change and have become, we believe, more conscious of investor demand. Second, corporate free cash flow for many companies in the US is rising strongly, and this is also true for many stocks in Tri-Continental's portfolio as of June 30, 2006. After the poor stock market performance in the years 2000-2002, companies have been more conservative with their cash, and cash balances are generally growing. Because of this, a number of companies have raised dividends, including some in Tri-Continental's portfolio, and we are hopeful the trend will continue in the future. In our view, these developments represent a real structural change. Third, we believe that Tri-Continental owns solid, growing companies, and when you have companies that are growing earnings, you also have the opportunity for dividend growth, since dividends tend to follow earnings.

Not to be confused with dividends, capital gains are generated when Tri-Continental's portfolio sells stock at a profit. During the bear market of 2000-2002, Tri-Continental sold many stocks at a loss, accumulating a net realized capital loss that, under federal tax rules, must first be offset by net realized capital gains before Tri-Continental can resume capital gain payments to Stockholders. The accumulated realized loss per share decreased from $2.60 on December 31, 2005 to $0.91 on August 24, 2006. While progress is being made at offsetting losses with realized gains, it is impossible to predict with certainty when capital gain payouts will resume. In the meantime, any increase in the value of a Stockholder's investment will be reflected in a higher net asset value (NAV) and will not be taxable to Stockholders who maintain their investment.

Tri-Continental's Discount

Closed-end funds, like Tri-Continental, usually trade at either a premium or a discount; in other words, their market prices may be higher or lower than their NAVs. During the first six months of 2006, Tri-Continental's discount narrowed from 16.16% on December 31, 2005, to 12.85% on June 30, 2006. This resulted in a disparity between Tri-Continental's net asset value return of 1.48% and its market price return of 5.48% for the six months ended June 30, 2006.

The phenomenon of the discount has been an area of in-depth research and study at J. & W. Seligman & Co. Incorporated, Tri-Continental's Manager. These studies have not determined a single variable or factor that seems capable of explaining the reason many closed-end investment companies typically sell at discounts, but can also sell at premiums. However, discounts among many closed-end funds with characteristics similar to Tri-Continental tend to widen and narrow together. Historically, Tri-Continental's market price versus NAV has moved over a wide range, including a 2.45% premium in 1986. Over the past ten years ending June 30, 2006, the discount was as high as 24.8% in 2000 and as low as 7.6% in 2001.

Although a discount can be perceived negatively by Stockholders looking to sell shares, some market professionals believe that a discount represents a buying opportunity to acquire a professionally managed portfolio, with a competitive long-term performance history, at an attractive price.

Not part of the mid-year report


                                       III

                                                           Management Discussion

Tri-Continental Corporation

Stock Repurchase Program

In November 2005, Tri-Continental's Board of Directors authorized the renewal of Tri-Continental's ongoing stock repurchase program, which began in November 1998. The program authorizes the Corporation to repurchase shares of its Common Stock in the open market, provided the discount remains wider than 10%. While this program was not designed specifically to narrow the discount, that may be a secondary effect. Our studies show that closed-end funds with more rapid growth in the number of shares outstanding tend to have wider discounts, and the buyback program reduces Tri-Continental's shares outstanding by the number of shares repurchased.

For the 2006 calendar year, all purchases of Common Stock by the Corporation under the repurchase program and other Stockholder Plans are subject to a limit of 5.0% of the shares outstanding on January 1, 2006. Shares are repurchased at market price and are retired at net asset value; as a result of the market price discount, repurchases under the program are accretive to the Corporation's NAV. For example, repurchasing 5.0% of the shares outstanding at the average discount for the first six months of 2006 of 13% would increase Tri-Continental's NAV by approximately $0.16 or 0.69%.

The program also benefits Stockholders in other ways:

      o It increases liquidity while maintaining Tri-Continental's closed-end structure.

      o     It reduces the long-term growth of shares outstanding.

      o     It has the potential for reducing the discount over time.

The repurchase program does not adversely affect Tri-Continental's dividend or capital gain payment.

Under Tri-Continental's stock repurchase program, available cash in the portfolio is used to buy back shares of Tri-Continental stock. For purposes of the 5.0% cap on repurchases, shares repurchased in the open market are added together with shares repurchased by the Corporation to meet demand under the Automatic Dividend Investment and Cash Purchase Plan ("ADIP") and shares acquired pursuant to the Systematic Withdrawal Plan ("SWP") and other Stockholder plans. Shares repurchased with respect to the program (including under the ADIP and SWP) may be purchased on the New York Stock Exchange or elsewhere. For more information about the ADIP, SWP and other Stockholder plans, please see Tri-Continental's prospectus.

For the six months ended June 30, 2006, the Corporation repurchased 2,460,823 shares, representing approximately 2.28% of the shares outstanding on January 1, 2006. During this time, the Corporation repurchased shares in the open market in compliance with federal regulations regarding issuer repurchases. The repurchase of additional shares is expected to take place through December 2006 as long as the discount remains wider than 10%. Tri-Continental's Board of Directors will consider continuing the program later this year.

Not part of the mid-year report

                                       IV